UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 28, 2006
First Albany Companies Inc.
(Exact name of registrant as specified in its charter)

New York	0-14140	22-2655804
(State of other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
677 Broadway, Albany, New York 12207
(Address of principal executive offices)(Zip Code)
Registrant’s telephone number, including area code: (518) 447-8500
N/A
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
SIGNATURES

Item 1.01 Entry into a Material Definitive Agreement.
First Albany Companies Inc. (“First Albany”), as successor in interest to First Albany Capital, Inc. (“First Albany Capital”), was a tenant under a sublease with Deutsche Bank AG, New York Branch (“Deutsche Bank”), dated April 6, 2005, for space located at 1301 Avenue of the Americas, New York, New York (“Premises”). First Albany agreed with Lehman Brothers Holdings Inc. (“Lehman”) and Deutsche Bank, among others, for First Albany to surrender the Premises and be released from future liability relating to the sublease which might first arise or accrue after the sublease is surrendered. As a result of the surrender transaction, First Albany will be released from further liability for rent and other tenant expenses relating to the Premises, and will be reimbursed for a portion of its construction costs and various deposits relating to the Premises.
Specifically, pursuant to that certain Surrender Agreement dated as of April 28, 2006 (the “Surrender Agreement”) Deutsche Bank has, among other things, reimbursed First Albany for the remaining outstanding tenant improvement allowance in the amount of $1,275,018.30 and cancelled the Letters of Credit held by Deutsche Bank, which were held as security for certain construction obligations and obligations under the lease generally. Also, pursuant to that certain Agreement between First Albany and Lehman of April 28, 2006, Lehman has paid First Albany $3,746,000.00 in exchange for First Albany’s agreement to surrender the premises and indemnified First Albany for all costs in connection with the sublease which first arise or accrue after March 31, 2006, except for those incurred by reason of First Albany’s breach of certain representations.
The foregoing description is qualified in its entirety by reference to the Surrender Agreement and the Agreement dated April 28, 2006 executed by and between First Albany and Lehman, each of which will be attached as an exhibit to First Albany’s next Quarterly Report on Form 10-Q.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST ALBANY COMPANIES INC.

By: /s/ Paul W. Kutey

Name: Paul W. Kutey
Title: Chief Financial Officer
Date: May 3, 2005